Exhibit 99.1

ADMA Biologics Announces Second Quarter 2025 Financial Results and Provides Business Update

2Q 2025 Total Revenue of $122.0 Million, a 14% YoY Increase, and a 29% YoY Increase Excluding a Prior Year Non-Recurring Item

2Q 2025 GAAP Net Income of $34.2 Million, a 7% YoY Increase

2Q 2025 Adjusted EBITDA(1) of $50.8 Million, a 59% YoY Increase Excluding a Prior-Year Non-Recurring Item

2Q 2025 Adjusted Net Income(2) of $36.0 Million, an 85% YoY Increase Excluding a Prior-Year Non-Recurring Item

 Initiated Commercial-Scale Manufacturing with FDA-Approved Yield Enhancement Process; Initial Batches Delivering 20%+ Increase in Finished IG Output

 Secured $300 Million Syndicated Debt Refinancing Led by J.P. Morgan, Consisting of a $75 Million Term Loan Drawn at Closing to Replace Existing Debt and a $225 Million Unused Revolving Credit Facility; Significantly Lowers Borrowing Costs and Enhances Strategic Optionality

Expanded Production Operations Infrastructure with the Acquisition of a New Boca Raton Operating Site to Strengthen Vertically Integrated U.S. Supply Chain, with Potential to Expand cGMP Manufacturing Space by up to 30% at Peak

Reaffirmed FY 2025–2026 Total Revenue, Adjusted EBITDA, and Adjusted Net Income Guidance, with Accelerated Growth Expected in Second Half of 2025 and Beyond

Projected Total Annual Revenue to Reach $1.1 Billion or More Prior to 2030, with Outsized Earnings Growth from Current Margin Levels Expected

RAMSEY, N.J. and BOCA RATON, FL, Aug 6, 2025 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), a U.S. based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its second quarter 2025 financial results and provided a business update.

“The second quarter was another highly productive period for ADMA, highlighted by strong year-over-year underlying revenue and earnings growth, adjusting for a prior-year non-recurring item,” said Adam Grossman, President and CEO. “We are confidently reaffirming all previously issued financial guidance, with growth rates anticipated to accelerate significantly in the second half of 2025 and beyond. Importantly, we commenced commercial-scale manufacturing with our FDA-approved yield enhancement process, and initial production batches are delivering the anticipated 20%+ increase in finished IG output. The successful initiation of yield-enhanced manufacturing marks a key inflection point—driving expected gross margin expansion, reinforcing ADMA’s forecasted growth trajectory, and positioning the Company for an accelerating pace of revenue and earnings growth in the periods ahead.

(1)	Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see the reconciliation included in the financial tables.
(2)
Adjusted Net Income is a non-GAAP financial measure. For a reconciliation of Adjusted Net Income to the most comparable GAAP measure, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.

“ASCENIV utilization reached new highs in the second quarter and continues to expand across all key demand metrics. With robust high-titer plasma collections and yield-enhanced production batches now progressing through the supply chain, we believe we are well positioned to meet or exceed all forward-looking financial projections.”

Mr. Grossman concluded, “In parallel, and following completion of the second quarter, we further optimized our capital structure through a syndicated debt refinancing led by J.P. Morgan, which should meaningfully reduce our borrowing costs while enhancing liquidity and strategic optionality through a new $225 million revolving credit facility. Combined with anticipated strong cash generation, this enhanced financial flexibility supports our ability to invest in growth, advance our supply chain initiatives, and deliver sustainable long-term value. We also strengthened our fully U.S.-based supply chain with an infrastructure expansion by acquiring a facility and land adjacent to our Boca Raton campus, which we believe will create operational efficiencies and ultimately support up to a 30% increase in cGMP manufacturing footprint. Supported by these strategic achievements, ADMA repurchased approximately $15 million of common stock during the second quarter—demonstrating conviction in the Company’s long-term value creation potential. We believe ADMA is well-positioned to accelerate both revenue and earnings growth in the second half of 2025 and to potentially unlock substantial additional upside that is not yet reflected in our longer-term guidance.”

Financial Guidance:

Potential upside from the FDA-approved yield enhancement process remains excluded from 2025 guidance and is conservatively reflected in 2026 projections. Commercial contributions from SG-001 and potential efficiencies resulting from the new building acquisition are also not yet factored into the $1.1B+ pre-2030 annual revenue outlook.

•	FY 2025 and 2026 total revenue reaffirmed to be more than $500 million and $625 million or more, respectively

•	FY 2025 and 2026 Adjusted Net Income reaffirmed to be more than $175 million and $245 million or more, respectively

•	FY 2025 and 2026 Adjusted EBITDA reaffirmed to be more than $235 million and $340 million or more, respectively

•
Pre-2030 total annual revenue guidance expected to reach $1.1 billion or more, with anticipated outsized earnings growth from current margin levels.  SG-001 and potential capacity expansion are excluded from this guidance and represent upside opportunities to ADMA’s terminal revenue and earnings power.

Recent Business Updates & 2H 2025+ Objectives:

•
Commercial Production Underway Utilizing FDA-Approved Yield Enhancement Process. ADMA has successfully commenced commercial-scale manufacturing utilizing its FDA-approved yield enhancement process, with early batches realizing the anticipated 20%+ IG output gains. These advancements are expected to contribute to gross margin expansion and improved production throughput beginning in early 2026 and beyond.

•
ASCENIV Utilization Trending to Record Highs. ASCENIV continued to set new records across all demand metrics through the second quarter and into the current period. With high-titer plasma supply meaningfully increased, ADMA is well-positioned to accelerate new patient starts and extend market penetration.

•
Boca Raton Campus Infrastructure Expansion Enhances U.S.-Based Supply Chain and Future Capacity.  In July, ADMA completed the purchase of a $12.5 million facility on five acres of land, proximate to its Boca Raton manufacturing campus. This investment strengthens the Company’s U.S.-based, vertically integrated supply chain and potentially provides for up to 30% in future cGMP capacity expansion. The site is expected to provide the Company with additional operating flexibility to build on its growth trajectory by adding critical infrastructure, including increased cold storage capabilities, warehousing and inventory management, in-house testing, as well as added manufacturing capacity and potential new distribution opportunities. ADMA anticipates modest capital expenditure requirements to support the expansion and ultimately expects to realize a compelling Return on Investment (ROI) from enhanced operations and potential capacity expansion.

o
Florida Secretary of Commerce, J. Alex Kelly stated: “Making bold investments in our world-class life sciences research institutions continues to pay off in a big way. Florida is leading the way in the life sciences sector—ranking #2 nationally in both pharmaceutical and medical device manufacturing. This announcement is not only a testament to the strength of our workforce and the dynamic economic environment shaped by Governor DeSantis’ leadership—it is also a powerful signal to job-seekers and healthcare professionals that Florida is a national leader in innovation, opportunity and the future of the life sciences industry.”

o
ADMA’s completely U.S.-based, end-to-end operations should substantially insulate the Company from global trade disruptions and tariffs while enhancing supply chain resilience and regulatory compliance. This domestic footprint aligns with rising demand for U.S.-made healthcare products and is expected to provide the Company with long-term supply chain stability.

•
Approximately $15 Million in Common Stock Repurchased Under Share Buyback Program. During the second quarter, ADMA executed share repurchases of approximately $15 million of common stock under its $500 million share repurchase program. These repurchases ultimately settled in July 2025. The Company continues to view share buybacks as a compelling and value-enhancing capital allocation strategy considering ADMA’s strengthening growth trajectory and earnings outlook.

•
Debt Refinancing Lowers Borrowing Costs and Enhances Financial Flexibility. Completed a syndicated debt refinancing led by J.P. Morgan in August 2025, replacing the Company’s prior term loan and reducing borrowing costs. The new credit agreement includes a $225 million revolving credit facility and $75 million term loan and features leverage-based pricing tiers with ABR spreads ranging from 1.50% to 2.00% and Term Benchmark/RFR spreads from 2.50% to 3.00%. The refinancing lowers ADMA’s weighted average cost of debt and provides enhanced liquidity and financial flexibility to support strategic growth initiatives.

•
Strong Free Cash Flow Notwithstanding Strategic Inventory Build. Including a $19.3 million inventory step-up to support anticipated ASCENIV demand, ADMA generated robust free cash flow during the second quarter, ending the period with $90.3 million in cash and $109.7 million in accounts receivable. Continued Adjusted EBITDA growth and sustained cash generation are expected to further strengthen ADMA’s financial position in the second half of 2025.

•
Record High-Titer Plasma Collections Support Long-Term Growth. ADMA’s external plasma collections reached new highs, complementing its strong internal plasma collections. This trend supports the Company’s goal of exceeding $1.1+ billion in total annual revenues prior to 2030.

•
SG-001 Program on Track for Initial Data Readout in 2025. ADMA initiated studies in a first-of-its-kind animal model designed to evaluate Streptococcus pneumoniae infection in both normal and immunocompromised hosts. In initial pilot testing, SG-001-treated animals exhibited no clinical signs of pneumonia 24 hours post-bacterial challenge, while placebo-treated animals developed observable symptoms. Establishing this proprietary animal model is expected to accelerate ADMA’s preclinical research and development of SG-001. If successful, SG-001 could potentially contribute $300–500 million or more in high-margin annual revenue, with patent protection through at least 2037.

Second Quarter 2025 Financial Results:

Total revenue for the quarter ended June 30, 2025 was $122.0 million, up 14% from $107.2 million in the same period of 2024. Excluding the $12.6 million Medicaid rebate accrual reversal benefit recorded in the second quarter of 2024, underlying revenue grew approximately 29% year-over-year. This growth was driven primarily by continued adoption and utilization of ASCENIV by physicians, payers, and patients.

Gross profit rose to $67.2 million compared to $57.5 million in the prior-year period, with gross margin improving to 55.1% from 53.6%. Adjusted for the prior-year Medicaid rebate accrual benefit, underlying gross margin expanded 7.7% year-over-year, reflecting a more favorable mix of higher-margin immunoglobulin (IG) sales and operational efficiencies that reduced manufacturing costs.

GAAP net income was $34.2 million versus $32.1 million in the second quarter of 2024, primarily driven by higher operating income and lower interest expense. Adjusted net income increased to $36.0 million from $32.1 million, representing 85% underlying growth when normalizing for the prior-year Medicaid rebate accrual.

Adjusted EBITDA rose to $50.8 million compared to $44.5 million in the same period of 2024, reflecting 59% underlying growth after adjusting for the Medicaid rebate accrual benefit. Adjusted EBITDA includes non-GAAP reconciliation items such as stock-based compensation, depreciation, amortization, and interest expense.

Conference Call Information:

To access the conference call seamlessly, participants are required to register for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join approximately 10 minutes prior to the event start (although you may dial in at any time during the call). Attendees who will not be asking a question during the call are encouraged to listen in to the live webcast here. An archived replay of the event will be available, located under “Events & Webcasts” in the investor section of the Company’s website at https://ir.admabiologics.com/events-webcasts.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is a U.S.-based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. Additionally, ADMA is developing SG-001, a pre-clinical, investigative hyperimmune globulin targeting S. pneumonia.  ADMA manufactures its immune globulin products and product candidates at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA and Adjusted Net Income are useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA and Adjusted Net Income as key performance measures because we believe that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items, and in the case of Adjusted Net Income, certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. Adjusted EBITDA and Adjusted Net Income should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income/loss, cash flows from operations, or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “position us,” “should,” “could,” “would,” “may,” “potential,” “opportunity” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s financial performance; total revenue, GAAP Net Income, Adjusted EBITDA, Adjusted Net Income, cash and margins guidance in future periods and related timing in connection therewith, as well as certain potential upside to such guidance; revenue and earnings growth, gross margin expansion and increased production output as a result of FDA approval of the yield enhancement process, and timing related thereto; the Company’s new senior credit facility with J.P. Morgan and benefits thereof; the Company’s insulation from global trade disruptions and tariffs and supply chain stability; our newly acquired site in Boca Raton, FL, potential expansion of cGMP manufacturing space as a result of such expansion, potential efficiencies and operating flexibility and other benefits from such site, and required capital expenditure requirements; ASCENIV’s market penetration and new patient growth; and statements regarding SG-001 and its development and revenue potential. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

INVESTOR RELATIONS CONTACT:

Argot Partners | 212-600-1902 | ADMA@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$90,285	$103,147
Accounts receivable, net	109,726	49,999
Inventories	191,464	170,235
Prepaid expenses and other current assets	8,088	8,029
Total current assets	399,563	331,410
Property and equipment, net	57,501	54,707
Intangible assets, net	527	460
Goodwill	3,530	3,530
Deferred tax assets, net	79,235	84,280
Right-to-use assets	8,961	8,634
Deposits and other assets	9,063	5,657
TOTAL ASSETS	$558,380	$488,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,769	$20,219
Accrued expenses and other current liabilities	43,902	33,962
Current portion of deferred revenue	143	143
Current portion of lease obligations	1,127	1,218
Total current liabilities	74,941	55,542
Senior notes payable, net of discount	73,397	72,337
Deferred revenue, net of current portion	1,476	1,547
End of term fee	938	1,313
Lease obligations, net of current portion	9,301	8,561
Other non-current liabilities	2	360
TOTAL LIABILITIES	160,055	139,660

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, June 30, 2025: 239,383,545 issued and 238,567,308 outstanding; December 31, 2024: 236,620,545 issued and outstanding	24	24
Treasury stock, at cost, 816,237 and 0 shares as of June 30, 2025 and December 31, 2024, respectively	(15,148)	-
Additional paid-in capital	660,909	657,577
Accumulated deficit	(247,460)	(308,583)
TOTAL STOCKHOLDERS' EQUITY	398,325	349,018
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$558,380	$488,678

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
	(In thousands, except share and per share data)

REVENUES	$121,984	$107,191	$236,786	$189,066
Cost of product revenue	54,757	49,738	108,463	92,505
Gross profit	67,227	57,453	128,323	96,561

OPERATING EXPENSES:
Research and development	1,031	560	1,858	1,010
Plasma center operating expenses	1,152	942	2,438	1,947
Amortization of intangible assets	32	142	57	335
Selling, general and administrative	22,214	16,608	46,292	32,247
Total operating expenses	24,429	18,252	50,645	35,539

INCOME FROM OPERATIONS	42,798	39,201	77,678	61,022

OTHER INCOME (EXPENSE):
Interest income	400	449	1,008	833
Interest expense	(1,834)	(3,783)	(3,809)	(7,552)
Loss on extinguishment of debt	(1,159)	-	(1,159)	-
Other expense	(108)	(16)	(172)	(51)
Other expense, net	(2,701)	(3,350)	(4,132)	(6,770)

INCOME BEFORE INCOME TAXES	40,097	35,851	73,546	54,252

Provision for income taxes	5,878	3,789	12,424	4,384

NET INCOME	$34,219	$32,062	$61,122	$49,868

BASIC EARNINGS PER COMMON SHARE	$0.14	$0.14	$0.26	$0.22
DILUTED EARNINGS PER COMMON SHARE	$0.14	$0.13	$0.25	$0.21

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	241,490,715	232,417,645	238,309,156	230,646,246
Diluted	248,608,460	242,167,072	245,750,155	239,645,940

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA (1)

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
	(In thousands)
Net income	$34,219	$32,062	$61,122	$49,868
Depreciation	2,027	1,906	3,970	3,826
Amortization	32	142	57	335
Income taxes	5,878	3,789	12,424	4,384
Interest expense	1,834	3,783	3,809	7,552
EBITDA	43,990	41,682	81,382	65,965
Stock-based compensation	4,963	2,863	9,587	5,004
Customer credits related to the Voluntary Withdrawal	164	-	4,001	-
Yield enhancement	493	-	1,395	-
Loss on extinguishment of debt	1,159	-	1,159	-
Non-recurring professional fees (a)	-	-	1,182	-
Adjusted EBITDA	$50,769	$44,545	$98,706	$70,969

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME (2)

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
	(In thousands, except share and per share data)
Net income (loss)	$34,219	$32,062	$61,122	$49,868
Stock-based compensation modifications (pre-tax)	-	-	474	-
Customer credits related to the Voluntary Withdrawal (pre-tax)	164	-	4,001	-
Loss on extinguishment of debt (pre-tax)	1,159	-	1,159	-
Yield Enhancement (pre-tax)	493	-	1,395	-
Non-recurring professional fees (pre-tax) (a)	-	-	1,182	-
Adjusted net income (b)	$36,035	$32,062	$69,333	$49,868

(a)	Non-recurring professional fees represent incremental costs associated with a vendor change that we do not expect to incur in future periods.

(b)	Excludes estimated tax effect of the add-backs of $0.3 and $1.4 million for the three and six months ended June 30, 2025, respectively.